Exhibit 5.1

[MILLER CANFIELD LETTERHEAD]

May 2, 2005

Board of Directors of
Mackinac Financial Corporation
130 South Cedar Street
Manistique, Michigan 49854

Members of the Board:

     We are familiar with the proceedings taken and proposed to be taken by Mackinac Financial Corporation, a Michigan corporation (the “Company”), with respect to the 3,076,920 Common Shares, without par value, of the Company (the “Common Shares”), to be offered and sold from time to time by certain selling shareholders who acquired such Common Shares pursuant to that certain Stock Purchase Agreement between the Company and NCFC Recapitalization, LLC, dated August 10, 2004, as amended (the “Stock Purchase Agreement”). As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S—3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Common Shares under the Securities Act of 1933, as amended (the “Act”).

     For the purposes of this opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion, and, on the basis of such examination and review, we advise you that, in our opinion:

1.	The Common Shares have been duly authorized.

2.	The Common Shares acquired by the selling shareholders pursuant to the Stock Purchase Agreement, which are covered by the Registration Statement, are validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name therein under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.